Exhibit 10.8

T2 BIOSYSTEMS, INC.

July 22, 2014

Michael A. Pfaller, M.D.

1060 Paroda Avenue

Cedar Key, FL 32625

Dear Michael,

This letter sets forth the agreement between you and T2 Biosystems, Inc. (the “Company”) regarding certain terms and conditions of your employment.  Effective upon the closing of the initial public offering of the Company’s common stock, you will be entitled to receive the following:

1.             Base Salary.  During the term of your employment with the Company, the Company will pay you a base salary at the rate of $325,000 per annum (“Base Salary”), payable in accordance with the Company’s payroll practices as in effect from time to time.  The Base Salary may be subject to adjustment from time to time in the discretion of the Board of Directors or a committee thereof (the “Board”).  The Company will be entitled to deduct from each such installment any amount required to be deducted or withheld under the applicable law or under any employee benefit plan in which you participate.

2.             Annual Bonus.  During the term of your employment with the Company, you will be eligible to receive an annual bonus (the “Annual Bonus”) based upon the achievement of specific milestones as determined by the Board.  The target amount of your Annual Bonus will be 40% of your Base Salary, subject to adjustment by the Board.  Payment of the Annual Bonus will in all events be subject to your continued employment with the Company through the date of payment.

3.             Severance Compensation.  If your employment is terminated either by you with Good Reason within 12 months following a Change of Control, or by the Company without Cause within 3 months preceding or within 12 months following a Change of Control, subject to your executing and delivering to the Company, and not revoking, a release of claims in a form acceptable to the Company (the “Release”) within the 30-day period following your termination of employment:

(a)           the Company will pay you severance in an amount equal to 12 months of your then current Base Salary, payable in equal installments over a period of 12 months (the “Severance Period”) in accordance with the Company’s payroll practices, commencing on your termination of employment;

(b)           if you have been continuously employed by the Company for at least one year as of the date your employment terminates, all of the outstanding unvested equity awards of the Company held by you shall become fully vested and, if applicable, exercisable as of the date of your termination, provided that with respect to any such awards intended to constitute

“qualified performance based compensation” under Section 162(m) of the Code, whether a Change of Control has occurred shall be determined without regard to clause (iv) of the definition of Change of Control below; and

(c)           If you timely elect continued group medical insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse you for a portion of the applicable premiums, based on the then-current cost-sharing rates for active employees, for you and your eligible dependents during the period commencing on the date of your termination of employment and ending on the earliest to occur of (a) the final day of the Severance Period, (b) the date you and/or your eligible dependents are no longer eligible for COBRA, and (c) the date you become eligible to receive medical insurance coverage from a subsequent employer (and you agree to notify the Company of such eligibility).  Notwithstanding the foregoing, if the Company determines that it cannot provide such reimbursement of premiums to you without potentially violating applicable law, the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to a portion of the applicable premiums, based on then-current cost-sharing rates for active employees, which payment will be made regardless of whether you elect COBRA continuation coverage and will commence in the month following the month in which your termination of employment occurs and end on the earliest to occur of (x) the final day of the Severance Period, (y) the date you and/or your eligible dependents are no longer eligible for COBRA, and (z) the date you become eligible to receive medical insurance coverage from a subsequent employer (and you agree to notify the Company of such eligibility).

Notwithstanding anything herein to the contrary, in the event that any compensation or benefit that constitutes “nonqualified deferred compensation” within the meaning of Section 409A (as defined below) becomes payable upon the occurrence of a Change of Control, such compensation or benefit shall not be paid unless such Change of Control constitutes a “change in control event” within the meaning of Section 409A.

4.             Definitions.  For purposes of this letter, the terms “Change of Control,” “Cause,” and “Good Reason”  shall have the following meanings.

(a)           “Change of Control” means that any of the following events has occurred:

(i)            Any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, any employee benefit plan of the Company, or any entity organized, appointed, or established by the Company for or pursuant to the terms of any such plan, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) becomes the beneficial owner or owners (as defined in Rule 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly (the “Control Group”), of more than 50% of the outstanding equity securities of the Company, or otherwise becomes entitled, directly or indirectly, to vote more than 50% of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company, provided that a Change of Control will not have occurred if such Control Group acquired securities or Voting Power solely by purchasing securities from the Company, including, without limitation, acquisition of securities by one or more third party investors;

(ii)           A consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions cease to be the holders, directly or indirectly, immediately after such transaction or series of related transactions of more than 50% of the Voting Power of the entity surviving such transaction or series of related transactions;

(iii)          The sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Company; or

(iv)          The liquidation or dissolution of the Company or the Company ceasing to do business.

(b)           “Cause” means:

(i)            Your conviction of a felony, either in connection with the performance of your obligations to the Company or which otherwise materially and adversely affects your ability to perform such obligations;

(ii)           Your willful disloyalty to the Company or deliberate material dishonesty to the Company;

(iii)          The commission by you of an act of fraud or embezzlement against the Company;

(iv)          Your willful, substantial failure to perform any of your duties hereunder or your deliberate failure to follow reasonable, lawful directions of the Board, which failure, if capable of being cured, is not cured within 30 days after delivery to you by the Company of written notice of such failure; or

(v)           A material breach by you of any material provision of this letter which breach is not cured within 30 days after delivery to you by the Company of written notice of such breach.

(c)           “Good Reason” means one or more of the following:

(i)            A material change in the principal location at which you provide services to the Company, without your prior written consent;

(ii)           A material and continuing diminution by the Company in the duties, authority or responsibilities of your position which causes such position to become of less responsibility or authority than immediately prior to such material and continuing diminution, provided that such change is not in connection with a termination of your employment hereunder by the Company;

(iii)          A material reduction in your Base Salary or other benefits except if such a reduction is in connection with a general reduction in compensation or other benefits of all similarly situated employees of the Company;

(iv)          Failure by the Company to obtain the assumption of this Agreement by any successor to the Company.

Notwithstanding the foregoing, Good Reason shall only exist if you have given written notice to the Company within 90 days of the initial existence of the Good Reason condition(s), and the Company has failed to cure such event(s) within 30 days of its receipt of said notice.

5.             Section 409A.

(a)           Separation from Service.  Notwithstanding anything in this letter to the contrary, any compensation or benefit payable under this letter that is designated as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company (a “Separation from Service”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the 30th day following your Separation from Service.  Any installment payments that would have been made to you during the 30 day period immediately following your Separation from Service but for the preceding sentence shall be paid to you on the 30th day following your Separation from Service and the remaining payments shall be made as provided in this letter.

(b)           Specified Employee.  Notwithstanding anything in this letter to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which you are entitled under this letter is required in order to avoid a prohibited distribution under Section 409A, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump-sum to you (or your estate or beneficiaries), and any remaining payments due to you under this letter shall be paid as otherwise provided herein.

(c)           Installments.  Your right to receive any installment payments under this letter shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

6.             General

(a)           No provision of this letter shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this letter by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.  The validity, interpretation, construction and performance of this letter shall be governed by the laws of the Commonwealth of Massachusetts without regard to conflicts of law.  The invalidity or unenforceability of any provision or provisions of this letter shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.  This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(b)           This letter contains the entire and exclusive agreement between the parties with respect to the subject matter hereof and is intended to supersede and replace all previous agreements, negotiations, and representations between the parties, whether written or oral, including any provision of the employment offer agreement between you and the Company, executed by you on February 15, 2014, to the extent such letter addresses the subject matter hereof.

(c)           In the event that the closing of the Company’s initial public offering of common stock does not occur for any reason prior to January 1, 2015, this letter agreement shall be null and void.

Sincerely,

T2 BIOSYSTEMS, INC.

	By:	/s/ John McDonough
	Name:	John McDonough
	Title:	Chief Executive Officer & President

Acknowledged and Agreed

/s/ Michael A. Pfaller, M.D.
Michael A. Pfaller, M.D.